                                                                    EXHIBIT 99.2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To T-3 Energy Services, Inc.:

     We have audited the accompanying consolidated balance sheet of T-3 Energy Services, Inc. (a Delaware corporation), and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of T-3 Energy Services, Inc., and subsidiaries as of December 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
March 16, 2001

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             SEPTEMBER 30,  DECEMBER 31,
                                                                 2001           2000
                                                             -------------  ------------
                                                              (UNAUDITED)
                                         ASSETS


CURRENT ASSETS:
  Cash......................................................  $ 2,449,377   $ 1,167,517
  Trade accounts receivable, net............................   18,681,006     7,302,065
  Inventories...............................................   13,110,830     4,226,796
  Prepaids and other........................................      807,211       306,306
  Deferred income taxes.....................................    1,823,157       776,934
                                                              -----------   -----------
          Total current assets..............................   36,871,581    13,779,618
PROPERTY AND EQUIPMENT, net.................................   16,121,179    13,421,150
GOODWILL, net...............................................   40,536,186    36,063,872
NONCOMPETE AGREEMENTS, net..................................    1,854,375     2,523,750
DEFERRED LOAN COSTS, net....................................    1,000,482       978,536
OTHER ASSETS................................................    1,512,324        52,567
                                                              -----------   -----------
          Total assets......................................  $97,896,127   $66,819,493
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable..........................................  $ 9,548,735   $ 2,619,574
  Accrued expenses..........................................    6,538,871     3,133,859
  Current maturities of long-term debt......................    1,987,530     1,362,989
                                                              -----------   -----------
          Total current liabilities.........................   18,075,136     7,116,422
LONG-TERM DEBT, less current maturities.....................   30,645,520    28,083,228
CONVERTIBLE SUBORDINATED DEBT, from stockholder.............   23,000,000     8,000,000
DEFERRED INCOME TAXES.......................................    1,796,042     1,586,793
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 500,000 shares
     authorized, no shares issued and outstanding...........           --            --
  Common stock, $.001 par value; 500,000 shares authorized,
     218,377 shares issued and outstanding..................          218           217
  Additional paid-in capital................................   21,861,696    21,697,516
  Retained earnings.........................................    2,517,515       335,317
                                                              -----------   -----------
          Total stockholders' equity........................   24,379,429    22,033,050
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $97,896,127   $66,819,493
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      NINE MONTHS ENDED SEPTEMBER 30,     YEAR ENDED
                                                      -------------------------------    DECEMBER 31,
                                                         2001                2000            2000
                                                      -----------         -----------    ------------
                                                      (UNAUDITED)         (UNAUDITED)
SALES:
  Products..........................................  $46,468,307         $ 8,618,599    $15,834,586
  Services..........................................   15,679,787           6,217,578      9,848,839
                                                      -----------         -----------    -----------
                                                       62,148,094          14,836,177     25,683,425
COST OF SALES:
  Products..........................................   31,176,263           4,813,205      9,469,985
  Services..........................................   10,503,468           4,080,482      6,431,637
                                                      -----------         -----------    -----------
                                                       41,679,731           8,893,687     15,901,622
                                                      -----------         -----------    -----------
          Gross profit..............................   20,468,363           5,942,490      9,781,803
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........   12,895,954           3,655,153      6,036,898
                                                      -----------         -----------    -----------
          Income from operations....................    7,572,409           2,287,337      3,744,905
INTEREST EXPENSE....................................    3,487,737           1,767,619      2,721,847
OTHER (INCOME) EXPENSE, net.........................        6,455              23,838         19,779
                                                      -----------         -----------    -----------
INCOME BEFORE PROVISION FOR INCOME TAXES............    4,078,217             495,880      1,003,279
PROVISION FOR INCOME TAXES..........................    1,896,019             330,147        667,962
                                                      -----------         -----------    -----------
NET INCOME..........................................  $ 2,182,198         $   165,733    $   335,317
                                                      ===========         ===========    ===========
NET INCOME PER COMMON SHARE:
  Basic earnings per share..........................  $     10.02         $      1.71    $      2.34
  Diluted earnings per share........................         7.91                1.71           2.34
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic.............................................      217,775              96,942        143,367
  Diluted...........................................      375,432              96,942        143,367

  The accompanying notes are an integral part of these consolidated financial statements.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      NINE MONTHS ENDED SEPTEMBER 30,    YEAR ENDED
                                                      -------------------------------   DECEMBER 31,
                                                         2001                2000           2000
                                                      -----------         -----------   ------------
                                                      (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $  2,182,198        $    165,733   $    335,317
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization.................     3,017,499           1,243,400      1,947,931
     Deferred taxes................................        (7,974)                 --       (156,273)
     Amortization of stock compensation............        24,181                  --             --
     Loss on sale of property and equipment........        11,315                  --             --
     Changes in operating assets and liabilities --
       Trade accounts receivable, net..............    (3,143,303)           (706,070)      (695,045)
       Inventories.................................    (2,311,291)           (615,293)      (550,070)
       Prepaids and other..........................      (392,514)           (377,245)      (179,279)
       Other long-term assets......................    (1,453,705)            (55,352)       (28,843)
       Accounts payable............................       687,021             (11,439)       220,833
       Accrued expenses............................     2,527,222           1,273,251      1,183,103
                                                     ------------        ------------   ------------
          Net cash provided by operating
            activities.............................     1,140,649             916,985      2,077,674
                                                     ------------        ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............    (2,516,975)         (1,021,756)    (5,861,325)
  Proceeds from sale of property and equipment.....        73,644              13,000         13,000
  Cash consideration paid for acquisitions, net of
     cash acquired.................................   (15,450,000)        (48,174,191)   (51,889,588)
                                                     ------------        ------------   ------------
          Net cash used in investing activities....   (17,893,331)        (49,182,947)   (57,737,913)
                                                     ------------        ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior secured promissory note,
     long-term debt and convertible
     subordinated debt, net........................    18,912,451          46,838,369     53,263,435
  Payments on senior secured promissory
     note and long-term debt.......................    (1,017,909)        (17,035,947)   (17,333,412)
  Proceeds from sales of common stock..............       140,000          20,897,733     20,897,733
                                                     ------------        ------------   ------------
          Net cash provided by financing
            activities.............................    18,034,542          50,700,155     56,827,756
                                                     ------------        ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     1,281,860           2,434,193      1,167,517
CASH AND CASH EQUIVALENTS, beginning of period.....     1,167,517                  --             --
                                                     ------------        ------------   ------------
CASH AND CASH EQUIVALENTS, end of period...........  $  2,449,377        $  2,434,193   $  1,167,517
                                                     ============        ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest......................................  $  2,070,107        $  1,767,619   $  2,475,645
     Income taxes..................................       343,167                  --        906,700
  Common stock issued in acquisitions..............            --             800,000        800,000
  Refinancing of senior secured promissory note
     with convertible subordinated debt............            --           8,000,000      8,000,000

  The accompanying notes are an integral part of these consolidated financial statements.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             PREFERRED STOCK     COMMON STOCK     ADDITIONAL                     TOTAL
                             ---------------   ----------------     PAID-IN      RETAINED    STOCKHOLDERS'
                             SHARES   AMOUNT   SHARES    AMOUNT     CAPITAL      EARNINGS       EQUITY
                             ------   ------   -------   ------   -----------   ----------   -------------
BALANCE, JANUARY 1, 2000...    --      $--          --    $ --    $        --   $       --    $        --
Sales of common stock......    --       --     208,977     209     20,897,524           --     20,897,733
Issuances of common stock
  in acquisitions..........    --       --       8,000       8        799,992           --        800,000
Net income.................    --       --          --      --             --      335,317        335,317
                               --      ---     -------    ----    -----------   ----------    -----------
BALANCE, DECEMBER 31,
  2000.....................    --       --     216,977     217     21,697,516      335,317     22,033,050
Sales of common stock......    --       --       1,400       1        139,999           --        140,000
Amortization of stock
  compensation.............    --       --          --      --         24,181           --         24,181
Net income (unaudited).....    --       --          --      --             --    2,182,198      2,182,198
                               --      ---     -------    ----    -----------   ----------    -----------
BALANCE, SEPTEMBER 30,
  2001 (UNAUDITED).........    --      $--     218,377    $218    $21,861,696   $2,517,515    $24,379,429
                               ==      ===     =======    ====    ===========   ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Operations

     T-3 Energy Services, Inc., was originally incorporated in Delaware in October 1999 as Total Energy III, Inc. During February 2000, Total Energy III, Inc., restated its certificate of incorporation under the name T-3 Energy Services, Inc. T-3 Energy Services, Inc., supplies and services the oil and gas and chemical industries through the service, repair and manufacture of valves, wellhead, drilling and related equipment. T-3 Energy Services, Inc., and its wholly owned subsidiaries are referred to collectively as "the Company." T-3 Energy Services, Inc., had no business operations prior to its acquisition of Cor-Val, Inc. on February 29, 2000 (see Note 2).

     During fiscal year 2000, T-3 Energy Services, Inc., acquired the stock and assets of five operating companies (the Acquired Companies) (see Note 2). The Company's controlling stockholder is First Reserve Fund VIII, L.P. (First Reserve), who provided a majority of the equity funding used in the purchase of the Acquired Companies. For financial reporting purposes, T-3 Energy Services, Inc., has been identified as the accounting acquirer. The acquisitions of the Acquired Companies were accounted for using the purchase method of accounting. The allocations of the purchase prices to the assets acquired and liabilities assumed of these companies have been recorded based on preliminary estimates of fair value and may be changed as additional information becomes available. Management does not expect that differences between the preliminary and final purchase price allocations to have a material impact on the Company's financial position or results of operations.

  Interim Financial Information

     The interim balance sheet as of September 30, 2001, and statements of operations and cash flows for the nine months ended September 30, 2001 and 2000, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with the respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. Unless otherwise stated, any interim financial information as of September 30, 2001, and for the nine months ended September 30, 2001 and 2000 is unaudited.

 Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of T-3 Energy Services, Inc., and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 2001, and December 31, 2000, there were no cash equivalents.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

  Inventories

     Inventories are valued at the lower of cost or market, generally using the first-in, first-out (FIFO) method. Inventories consist of the following:

                                                            September 30, DECEMBER 31,
                                                               2001           2000
                                                            -----------   ------------
                                                            (UNAUDITED)
Raw materials.............................................. $ 1,481,983   $ 1,097,569
Work in process............................................   2,667,420     1,477,006
Finished goods and component parts.........................   8,961,427     1,652,221
                                                            -----------   -----------
                                                            $13,110,830   $ 4,226,796
                                                            ===========   ===========

  Revenue Recognition

     The Company uses the completed-contract method of accounting, whereby manufacture, repair and service revenues are not recognized until the work is completed and/or the product is delivered to and accepted by the customer. Management's use of the completed-contract method is based upon the fact that the typical contract is completed in less than one month. A provision is made for the entire amount of future estimated losses on contracts in progress as soon as the provision can be determined based upon estimates of the Company.

  Property and Equipment

     Property and equipment is stated at cost, which has been determined based upon fair value as of the acquisition dates for property and equipment purchased in the business combinations discussed in Note 2. Depreciation is computed using the straight-line method over estimated useful lives. Expenditures for replacements and major improvements are capitalized. Expenditures for maintenance, repairs and minor replacements are charged against income as incurred. Leasehold improvements are amortized over the lesser of the estimated useful life or term of the lease.

     Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such asset has occurred. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value. As of September 30, 2001 and December 31, 2000, no such impairment had occurred.

  Goodwill

     Goodwill represents the excess of cost over fair value of net assets acquired and is amortized on a straight-line basis over 25 years. Amortization expense for the nine months ended September 30, 2001 and 2000, and for the period from the acquisition dates through December 31, 2000, totaled $1,243,407 (unaudited), $586,201 (unaudited) and $886,444, respectively. The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions. As of September 30, 2001 and December 31, 2000, no such impairment had occurred.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

  Deferred Loan Costs

     The Company's deferred loan costs as of September 30, 2001, and December 31, 2000, totaled approximately $1,157,780 (unaudited) and $1,017,000, respectively. These costs were incurred in connection with the arrangement of the credit agreement and the Wells Fargo note payable (see Note 4). These deferred loan costs are being amortized over the terms of the applicable loan agreements which range from five to seven years. Amortization expense for the nine months ended September 30, 2001 and 2000, and for the year ended December 31, 2000, totaled $118,982 (unaudited), $1,648 (unaudited) and $38,316, respectively.

  Income Taxes

     Income taxes are accounted for under the asset and liability method as specified by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of trade accounts receivable. A majority of the Company's business is conducted with companies in the oil and gas and chemical industries with operations in the Gulf Coast area. The Company continually evaluates the financial strength of its customers but does not require collateral to support the customer receivables. The Company provides an allowance for doubtful accounts for potential collection issues in addition to reserves for specific accounts receivable where collection is no longer probable. The Company has recorded an allowance for doubtful accounts of $702,115 (unaudited) and $124,161 as of September 30, 2001 and December 31, 2000, respectively.

  Newly Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for the Company's financial statements beginning in fiscal 2001. SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not engaged in the use of derivative instruments or hedging activities and therefore believes that the impact of SFAS No. 133 on its existing accounting policies and financial reporting disclosures will not be material.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

     In December 1999, SEC Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," was issued. SAB No. 101 summarizes certain of the SEC staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company believes that its policy with respect to revenue recognition is in accordance with the new guidelines and therefore there was no impact from the adoption of the new guidelines on the Company's consolidated financial position or results of operations.

     On June 29, 2001, Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" were approved by the Financial Accounting Standards Board. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment and write-downs may be necessary. T-3 Energy Services, Inc., was required to implement SFAS No. 141 on July 1, 2001. The adoption of this standard had no effect on the Company's consolidated financial position or results of operations. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. T-3 Energy Services, Inc., is required to implement SFAS No. 142 on January 1, 2002. The Company is in the process of assessing the impact of adopting this Standard and has not quantified the impact, if any, that this statement will have on its consolidated financial position or results of operations.

     During the third quarter of 2001, the Financial Accounting Standards Board voted unanimously to issue SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"). SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143, is effective for the Company beginning January 1, 2003. Management believes that the adoption of SFAS No. 143 will not have a significant impact on the Company's consolidated financial position or results of operations.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144") which supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and extends the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also requires that an impairment loss be recognized for assets held-for-use when the carrying amount of an asset (group) is not recoverable. The carrying amount of an asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. SFAS No. 144 is effective for the Company for the quarter ending March 31, 2002. Management has yet to determine the impact that the adoption of SFAS No. 144 will have on the Company's consolidated financial statements.

2. BUSINESS COMBINATIONS:

     During fiscal year 2000, T-3 Energy Services, Inc., acquired the stock and assets of the Acquired Companies in transactions accounted for using the purchase method of accounting. On February 29, 2000, T-3 Energy Services, Inc., acquired Cor-Val, Inc., and subsidiary for approximately $21.4 million in cash, plus liabilities assumed and the issuance of 6,000 shares of the Company's common stock. On April 30, 2000, T-3 Energy Services, Inc., acquired Preferred Industries, Inc. for approximately $18.8 million in cash, plus liabilities assumed and the issuance of 2,000 shares of the Company's common stock. Also on April 30, 2000, the Company acquired O&M Equipment, Inc. for approximately $1.4 million in cash, plus liabilities assumed. The common stock issued in these transactions was valued at $100 per share. Additionally, T-3 Energy Services, Inc., acquired Control Products of Louisiana, Inc., and Coastal Electric Motors, Inc., in September 2000 and November 2000, respectively, for total consideration of approximately $10.3 million in cash, plus liabilities assumed. The cash used to acquire these five companies was obtained from the issuance of the Company's common stock and borrowings from its controlling stockholder as well as third party financial lending institutions (see Notes 4, 5 and 9).

     On May 7, 2001, the Company's board of directors approved an agreement and plan of merger (the Merger Agreement) with Industrial Holdings, Inc. (IHI). The merger was approved by both the Company's and IHI's shareholders and closed on December 17, 2001. See further discussion at footnote 12. As a condition to the Proposed Merger Agreement, T-3 purchased IHI's subsidiary, A&B Bolt, Inc., on May 7, 2001, for a purchase price of $15,300,000 (unaudited) in cash including merger expenses in a transaction accounted for using the purchase method

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES of accounting. The results of operations of A&B Bolt, Inc., have been included in T-3's operating results from the date of acquisition.

     The following schedule summarizes investing activities related to the Company's acquisitions presented in the consolidated statements of cash flows for the nine months ended September 30, 2001 and for the year ended December 31, 2000:

                                                      NINE MONTHS ENDED      YEAR ENDED
                                                      SEPTEMBER 30, 2001  DECEMBER 31, 2000
                                                      ------------------  -----------------
                                                         (UNAUDITED)
Fair value of tangible and intangible assets, net of
  cash acquired......................................    $17,005,572         $21,442,799
Goodwill recorded....................................      5,715,721          36,950,316
Total liabilities assumed............................     (7,271,293)         (6,503,527)
                                                         -----------         -----------
          Cash paid for acquisitions, net of cash
            acquired.................................    $15,450,000         $51,889,588
                                                         ===========         ===========

     For one acquisition, the Company has entered into an earnout agreement which is based on the performance of the acquired company through fiscal year 2002. The former stockholders of the acquired company can receive up to an additional $1,000,000 of cash consideration. Any additional consideration will be recorded at the time of issuance as additional purchase price for the acquired company and is accrued at fiscal year-end.

     The operations of the acquired businesses and assets are included in the Company's consolidated statements of operations from their respective acquisition dates. The Company's revenues and net income on an unaudited pro forma basis for the nine months ended September 30, 2001 and 2000 and for the year ended December 31, 2000, assuming the acquisitions occurred on January 1, 2000, would be as follows (in thousands, except per share data):

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                      ------------------   DECEMBER 31,
                                                       2001       2000         2000
                                                      -------    -------   ------------
Sales (unaudited)...................................  $76,339    $60,186     $82,122
Net income (unaudited)..............................    2,470        299        (272)
EPS -- basic (unaudited)............................    11.34       1.38       (1.26)
EPS -- diluted (unaudited)..........................     8.79       1.38       (1.26)

     The pro forma results include adjustments for the amortization of goodwill discussed above, depreciation of property and equipment and interest expense on debt assumed to be issued to finance the purchases. The pro forma results presented are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of January 1, 2000, nor are they necessarily indicative of future consolidated results.

     The purchase accounting allocation related to the A&B Bolt acquisition is subject to change upon final evaluation of recorded amounts of assets and liabilities. Management does not expect that differences between the preliminary and final purchase price allocation to have a material impact on the Company's financial position or results of operations.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT:

     A summary of property and equipment and the estimated useful lives is as follows:

                                                  ESTIMATED                         DECEMBER 31,
                                                 USEFUL LIFE   SEPTEMBER 30, 2001      2000
                                                 -----------   ------------------   ------------
                                                                  (UNAUDITED)
Land...........................................      --           $   693,597       $   693,597
Buildings and improvements.....................  3-40 years         5,256,938         4,567,138
Machinery and equipment........................  3-15 years         8,593,093         7,281,440
Vehicles.......................................  5-10 years         1,261,666           483,462
Furniture and fixtures.........................  3-10 years           341,142           154,607
Computer equipment.............................   3-7 years         1,382,399           662,827
                                                                  -----------       -----------
                                                                   17,528,835        13,843,071
Less -- Accumulated depreciation...............                    (1,407,656)         (421,921)
                                                                  -----------       -----------
          Property and equipment, net..........                   $16,121,179       $13,421,150
                                                                  ===========       ===========

     Depreciation expense for the nine months ended September 30, 2001, and 2000, and the year ended December 31, 2000, was $985,735 (unaudited), $264,926 (unaudited) and $421,921, respectively.

4. LONG-TERM DEBT:

     Long-term debt from financial institutions consists of the following:

                                                            SEPTEMBER 30,  DECEMBER 31,
                                                                2001           2000
                                                            -------------  ------------
                                                             (UNAUDITED)
General Electric Capital Corporation Credit Facility.......  $ 5,643,364   $ 2,504,985
General Electric Capital Corporation Term A Loan...........    8,300,000     8,825,000
General Electric Capital Corporation Term B Loan...........   11,700,000    11,925,000
General Electric Capital Corporation Acquisition Term
  Loan.....................................................    4,000,000     4,000,000
Wells Fargo Bank note payable..............................    2,617,156     1,764,889
Capital leases.............................................      372,530       426,343
                                                             -----------   -----------
          Total............................................   32,633,050    29,446,217
Less -- Current maturities of long-term debt...............   (1,987,530)   (1,362,989)
                                                             -----------   -----------
          Long-term debt...................................  $30,645,520   $28,083,228
                                                             ===========   ===========

     On September 29, 2000, the Company's subsidiaries entered into a credit agreement with General Electric Capital Corporation. The credit agreement includes a revolving loan commitment (the credit facility) of $5,000,000, a Term A loan commitment of $9,000,000, a Term B loan commitment of $12,000,000 and an acquisition term loan commitment of $4,000,000.

     The credit facility bears interest at the index rate (9.50 percent at December 31, 2000) plus 2.00 percent payable monthly or the applicable LIBOR (6.55 percent at December 31, 2000) plus 3.25 percent payable quarterly, based on the aggregate revolving credit advances outstanding from time to time. The outstanding principal balance is due no later than September 1, 2006.

     The Term A loan bears interest at the index rate (9.50 percent at December 31, 2000) plus 2.00 percent payable monthly or the applicable LIBOR (6.55 percent at December 31, 2000) plus 3.25 percent payable quarterly. The Term A loan provides for 24 consecutive quarterly principal payments

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES commencing December 1, 2000, at various escalating amounts with the final payment due on September 1, 2006.

     The Term B loan bears interest at the index rate (9.50 percent at December 31, 2000) plus 2.50 percent payable monthly or the applicable LIBOR (6.55 percent at December 31, 2000) plus 3.75 percent payable quarterly as defined in the credit agreement. The Term B loan provides for 28 consecutive quarterly principal payments commencing December 1, 2000, at various escalating amounts with the final payment due on September 1, 2007.

     The acquisition term loan bears interest at the index rate (9.50 percent at December 31, 2000) plus 2.00 percent payable monthly or the applicable LIBOR (6.55 percent at December 31, 2000) plus 3.25 percent payable quarterly. The acquisition term loan provides for 20 consecutive quarterly principal payments commencing December 1, 2001, with equal payments. The final payment is due on September 1, 2006.

     The credit agreement's weighted average interest rate for the year ended December 31, 2000 was 10.66 percent.

     The Wells Fargo Bank note payable bears interest at 9.00 percent. This note provides for monthly payments of principal and interest through May 2005 and is collateralized by certain real estate of one of the Company's subsidiaries.

     The credit agreement provides, among other restrictions, that the Company's subsidiaries maintain compliance with certain financial covenants (as defined), including a limitation on capital expenditures, a minimum fixed charge coverage ratio, interest coverage ratio, EBITDA (as defined) and a maximum Senior Debt-to-EBITDA ratio (as defined). As of September 30, 2001, and December 31, 200, the Company was in compliance with its covenant restrictions. The credit agreement is collateralized by substantially all of the assets of the Company's subsidiaries.

     The aggregate maturities of long-term debt during the five years subsequent to December 31, 2000, are as follows:

Year ending December 31 --
  2001..................................................  $ 1,362,989
  2002..................................................    2,308,081
  2003..................................................    3,440,762
  2004..................................................    3,591,308
  2005..................................................    5,430,622
  Thereafter............................................   13,312,455
                                                          -----------
                                                          $29,446,217
                                                          ===========

5. CONVERTIBLE SUBORDINATED DEBT:

     Effective September 29, 2000, T-3 Energy Services, Inc., entered into a convertible subordinated debt agreement with First Reserve for $8,000,000. The entire unpaid principal outstanding balance is due in full on March 31, 2008. Interest, accruing at 12 percent per annum, will be paid quarterly in arrears beginning on March 1, 2001. Interest shall be paid, at the debtor's election, either by (a) cash, unless the Company's fixed charge coverage ratio, as defined in the credit agreement, is less than 1.1 to 1 and/or the Company is in default or will be in default by the making of such cash payments, or (b) the issuance of additional convertible subordinated debt. At any time prior to the payment in full of all outstanding principal and interest, First Reserve may elect to convert all or a portion of such outstanding principal and

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES interest into common stock of the Company at a rate equal to one share of common stock for each $100 of outstanding principal and interest.

     Effective May 7, 2001, the Company entered into a convertible subordinated debt agreement with First Reserve for $15,000,000 (unaudited) to finance the Company's acquisition of A&B Bolt, Inc. (see Note 2). The entire unpaid principal balance outstanding is due in full on April 30, 2008. Interest, accruing at 12 percent (unaudited) per annum, will be paid quarterly in arrears beginning on June 1, 2001. Interest shall be paid at the debtor's election, either by (a) cash, unless the Company's fixed charge coverage ratio, as defined in the credit agreement, is less than 1.1 to 1 and/or the Company is in default or will be in default by making such cash payments, or (b) the issuance of additional convertible subordinated debt. At any time prior to the payment in full of all outstanding principal and interest, First Reserve may elect to convert all or a portion of such outstanding principal and interest into common stock of the Company at a rate equal to one share of common stock for each $130.88 (unaudited) of outstanding principal and interest.

     Accrued interest at September 30, 2001 and December 31, 2000, totaled approximately $1,706,001 (unaudited) and $250,667, respectively.

6. EARNINGS PER SHARE

     Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is the same as basic and assumes the exercise of convertible subordinated debt securities and includes dilutive stock options using the treasury stock method.

     The following table reconciles the numerators and denominators of the basic and diluted per common share computations for net income for the nine months ended September 30, 2001 and 2000, and for the year ended December 31, 2000, follows:

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         YEAR ENDED
                                                  ----------------------    DECEMBER 31,
                                                     2001         2000          2000
                                                  ----------    --------    ------------
                                                       (UNAUDITED)
Numerator:
  Net income....................................  $2,182,198    $165,733      $335,317
  Interest on convertible debt, net of tax......     787,320          --            --
                                                  ----------    --------      --------
  Net income before interest on convertible
     debt.......................................  $2,969,518    $165,733      $335,317
                                                  ==========    ========      ========
Denominator:
  Weighted average common shares outstanding --
     basic......................................     217,775      96,942       143,367
                                                  ----------    --------      --------
  Shares for convertible debt...................     156,530          --            --
                                                  ----------    --------      --------
  Shares for dilutive stock options.............       1,127          --            --
  Weighted average common shares outstanding and
     assumed conversions -- diluted.............     375,432      96,942(2)    143,367(1)
                                                  ==========    ========      ========
Earnings per share:
  Net income:
     Basic......................................  $    10.02    $   1.71      $   2.34
     Diluted....................................  $     7.91    $   1.71(2)   $   2.34(1)

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

---------------

(1) There were 20,384 weighted average shares of common stock related to the Company's convertible subordinated debt that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

(2) There were 636 weighted average shares of common stock related to the Company's convertible subordinated debt that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

7. INCOME TAXES:

     The components of the provision (benefit) for income taxes for the year ended December 31, 2000, are as follows:

Federal --
  Current................................................  $ 779,647
  Deferred...............................................   (149,507)
State --
  Current................................................     44,588
  Deferred...............................................     (6,766)
                                                           ---------
                                                           $ 667,962
                                                           =========

     A reconciliation of the actual tax rate to the statutory U.S. tax rate for the year ended December 31, 2000, is as follows:

Income tax expense at the statutory rate..................  $351,148
Increase resulting from --
  Nondeductible goodwill..................................   310,763
  Other...................................................     6,051
                                                            --------
                                                            $667,962
                                                            ========

     The components of deferred taxes as of December 31, 2000, are as follows:

Deferred income tax assets --
  Accrued expense.......................................  $   232,062
  Inventories...........................................      501,018
  Allowance for doubtful accounts.......................       43,854
                                                          -----------
          Total deferred income tax assets..............      776,934
                                                          -----------
Deferred income tax liabilities --
  Property and equipment................................   (1,456,791)
  Other.................................................     (130,002)
                                                          -----------
          Total deferred income tax liabilities.........   (1,586,793)
                                                          -----------
          Net deferred income tax liability.............  $  (809,859)
                                                          ===========

8. RELATED-PARTY TRANSACTIONS:

     The Company has transactions in the normal course of business with certain related parties. Management believes these transactions were made at the prevailing market rates or terms.

     The Company has contracted Preferred Sandblasting, LLC, for sandblasting and painting. Preferred Sandblasting, LLC, is partly owned by prior stockholders and members of Preferred's management that

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES currently are stockholders of the Company. The Company incurred costs of $226,080 (unaudited), $130,130 (unaudited) and $194,000 for the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000, respectively.

     During February 2000, T-3 Energy Services, Inc., entered into a senior secured promissory note of $25 million with First Reserve, the majority owner of the Company. T-3 Energy Services, Inc., incurred interest expense of approximately $1,835,000 for the nine months ended September 30, 2000, and the year ended December 31, 2000. The senior secured promissory note was paid in full on September 29, 2000, with proceeds from the credit agreement and the convertible subordinated debt (see Notes 4 and 5). The convertible subordinated debt was also entered into with First Reserve (see Note 5).

     As General Electric Capital Corporation is a stockholder of the Company (see Note 10), debt issued under the credit agreement constitutes a related-party transaction. The Company paid certain financing costs related to the credit agreement and incurred interest expense of approximately 1,758,000 (unaudited) and $660,000 for the nine months ended September 30, 2001, and the year ended December 31, 2000, respectively.

9. COMMITMENTS AND CONTINGENCIES:

  Lease Commitments

     The Company leases certain buildings, equipment and vehicles under noncancelable operating leases. Total expense related to these leases included in the accompanying statements of operations for the nine months ended September 30, 2001 and 2000, and the year ended December 31, 2000 were $325,142 (unaudited), $57,496 (unaudited) and $92,344, respectively. Aggregate minimum rental commitments for noncancelable operating leases with terms exceeding one year are as follows:

Year ending December 31 --
2001.....................................................   $ 44,683
2002.....................................................     30,967
2003.....................................................     14,823
2004.....................................................      7,285
2005.....................................................      5,747
Thereafter...............................................     17,228
                                                            --------
                                                            $120,733
                                                            ========

  Contingencies

     The Company is, from time to time, involved in various legal actions arising in the normal course of business. Management does not believe there are any existing or potential legal actions involving the Company that will have a material adverse effect on the Company's financial position or results of operations.

10. STOCKHOLDERS' EQUITY:

  Authorized Shares

     The Company's authorized capital stock consists of 1,000,000 shares. Those shares consist of 500,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.01 per share.

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

  Sales and Issuance of Common Stock

     In the first half of fiscal year 2000, the Company sold 188,977 shares of common stock at $.001 par value to First Reserve and directors of the Company for cash proceeds of $18,897,733. On September 29, 2000, the Company sold an additional 20,000 shares of common stock at $100 per share to General Electric Capital Corporation for total cash proceeds of $2,000,000.

     In connection with certain acquisitions made during fiscal 2000, the Company issued 8,000 shares of common stock at $100 per share.

     In April, 2001, the Company sold an additional 1,400 shares (unaudited) to an executive officer and a director of the Company at $100 per share for cash proceeds of $140,000 (unaudited).

11. EMPLOYEE BENEFIT PLANS AND MANAGEMENT CONTRACTS:

  Stock Option Plan

     The T-3 Energy Services, Inc. 2000 Stock Option Plan (the Plan) provides officers and employees with additional incentives by providing ownership interests in the Company. The Plan will remain in effect for 10 years, unless earlier terminated.

     As of December 31, 2000, the Company had issued options under the Plan to purchase up to approximately 6,905 shares of the Company's common stock at $100 per share which expire 10 years from the grant date and vest in one-fourth increments on each of the first four anniversaries of the grant date. As of December 31, 2000, the Company had also issued performance based options under the Plan to purchase up to approximately 6,369 shares of the Company's common stock at $100 per share which expire 10 years from the date of grant and vest upon the occurrence of a Liquidity Event (as defined in the Plan) based upon the annual internal rate of return realized by First Reserve due to the occurrence of the Liquidity Event. No options were exercised or cancelled in 2000. The Company follows Accounting Principles Board (APB) Opinion No. 25 in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense is not recorded for stock options issued to employees if the exercise price of an option is equal to or greater than the market price of the stock on the date of grant. SFAS No. 123, "Accounting for Stock-Based Compensation," requires that if a company does not record compensation expense for stock options issued to employees pursuant to APB Opinion No. 25, the Company must disclose the effects on its results of operations as if an estimate of the value of stock-based compensation at the date of grant had been recorded as an expense. The Company's reported net income and earnings per share, assuming that the Company had expensed the estimated fair value of options provided to its employees over the applicable vesting period, would have been reduced to the following pro forma amounts for the year ended December 31, 2000:

Net income:
  As reported...............................................  $335,317
  Pro forma.................................................  $229,302
Basic EPS:
  As reported...............................................  $   2.34
  Pro forma.................................................  $   1.60
Diluted EPS:
  As reported...............................................  $   2.34
  Pro forma.................................................  $   1.60

                  T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES

     The following weighted average assumptions were used for the options granted in 2000 to complete the calculation: risk-free interest rates of 5.59 percent to 6.82 percent, expected volatility rates from 54.19% to 63.15%, an expected life of 10 years and no expected dividends. The effects of applying SFAS No. 123 may not be indicative of future amounts since additional future awards are anticipated and the estimation of values involves subjective assumptions which may vary materially as a result of actual events.

     On January 1, 2001, the Company issued additional options under the Plan to purchase up to approximately 1,500 shares of the Company's common stock at $100 per share which expire 10 years from the grant date and vest in one-fourth increments on each of the first four anniversaries of the grant date.

     In June 2001, T-3 amended its 2000 Stock Option Plan whereby the performance based options under the Plan were converted to time based options. These converted options vest at 33- 1/3% on the third, fourth and fifth anniversaries of the date of employment. As a result of the amendment, T-3 recorded a pre-tax deferred compensation charge in the amount of $43,873 (unaudited) in June 2001. As of September 30, 2001, there was $105,402 (unaudited) in deferred compensation expense to be recognized over the remaining vesting period of these converted options.

     Additionally, in June 2001, an additional 9,071 options (unaudited) were granted to two executive officers of T-3.

  Management Contracts

     In connection with the acquisitions discussed in Note 2, the Company has entered into employment agreements with certain key executives of the Acquired Companies and the executive officers of T-3 Energy Services, Inc. The initial term of these employment agreements is up to two years. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets and restrict such individuals from competing with the Company for a period of two to five years following termination of employment. Cost assigned to the noncompete agreements executed in connection with the acquisitions have been capitalized on the accompanying balance sheets and are being amortized over the life of the agreement. Amortization expense related to the noncompete agreements for the nine months ended September 30, 2001 and 2000, and for the period from the acquisition dates through December 31, 2000, totaled $669,375 (unaudited), $390,625 (unaudited) and $601,250, respectively.

  Defined Contribution Plans

     Certain of the Company's operating subsidiaries sponsor various retirement plans for most full-time and some part-time employees. These plans consist of defined contribution plans and provide for matching contributions up to 25 percent of the first 4 percent of covered employees' salaries or wages contributed; in addition, certain plans allow for discretionary contributions to the plans. Contributions to these plans totaled approximately $174,550 (unaudited), $64,233 (unaudited) and $100,000 for the nine months ended September 30, 2001 and 2000, and for the year ended December 31, 2000, respectively.

12. SUBSEQUENT EVENTS (UNAUDITED)

     On May 7, 2001, the Company's board of directors approved an agreement and plan of merger (the Merger Agreement) with Industrial Holdings, Inc. (IHI) providing for a stock for stock transaction. The merger was approved by both the Company's and IHI's shareholders and closed on December 17, 2001. Under the Merger Agreement, T-3 was merged into IHI, with IHI surviving the merger and being renamed "T-3 Energy Services, Inc." As a result of the merger, the current stockholders of T-3 own a majority of the combined company. For accounting purposes, the merger has been treated as if T-3 was the acquiror (a reverse acquisition) of IHI using the purchase method of accounting. Immediately prior to and as a part of the transaction, T-3's primary shareholder, First Reserve Fund VIII contributed $46.8 million of equity into T-3 and converted both its 12%, $8 million convertible promissory note and its 12%, $15 million convertible promissory note into shares of T-3 common stock. Immediately following the merger, the surviving combined company was reincorporated in Delaware and in connection therewith implemented a one-for-ten reverse stock split. The one-for-ten reverse stock split has not been reflected in the accompanying financial statements and footnotes.